UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2022

NATURE’S SUNSHINE PRODUCTS, INC.
(Exact name of registrant specified in its charter)

Utah	001-34483	87-0327982
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
 2901 West Bluegrass Blvd., Suite 100
Lehi, Utah 84043
(Address of principal executive offices and zip code)

Registrant’s telephone, including area code:  (801) 341-7900

N/A
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	NATR	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

EXPLANATORY NOTE

The purpose of this amendment to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2022 is to amend the effective employment date for Mr. Jones, the payable date of his one-time sign-on bonus, and correct the grant date value of his initial grant. No other changes have been made.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2022, Nature’s Sunshine Products, Inc. (the “Company”) issued a press release announcing the hiring of Mr. Shane Jones as the Company’s Executive Vice President, Chief Financial Officer. Mr. Jones’ employment began on December 19, 2022.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Mr. Jones, age 52, most recently served as Chief Financial Officer at FullSpeed Automotive, an international automotive aftermarket repair company with over 700 locations since January 2022. Prior to that role, Mr. Jones served as Chief Financial Officer of three different private equity owned, direct-to-consumer companies. From January 2020 until August 2021, he was CFO of West Marine, from February 2018 until February 2019, he served as CFO and COO of 1-800 Contacts, and from December 2015 until February 2018 he was CFO of Backcountry.com. Prior to 2015, Mr. Jones served in senior leadership roles at various retail and direct-to-consumer brands including Amazon.com, Limited Brands, and Yum! Brands. Mr. Jones holds a Master of Business Administration and a Bachelor of Science degree in Finance from Brigham Young University.

On December 2, 2022, Mr. Jones entered into an employment agreement (the “Employment Agreement”) pursuant to which Mr. Jones will receive an annual base salary of $430,000 and a one-time bonus in the amount of $150,000 to be paid after the completion of thirty (days) from the effective date of his employment. The Employment Agreement also provides that Mr. Jones will be eligible to receive annual incentive bonuses under the Company’s executive bonus program with a target annual bonus percentage of sixty percent of his base salary.

Mr. Jones will also receive a grant of restricted stock units pursuant to the Company’s Amended and Restated 2012 Stock Incentive Plan with a grant date value of $550,000 based on the closing price of the Company’s common stock on the grant date, which will vest in three equal installments over the three-year period following the grant date subject to continued employment.

The Employment Agreement provides that Mr. Jones will receive the following benefits if his employment is terminated by the Company without Cause, if he resigns with Good Reason, or if his employment is terminated as a result of his death or Incapacity:

•payment of all accrued and unpaid base salary through the date of his termination and reimbursement of any unreimbursed expenses ("Accrued Pay");

•monthly severance payments equal to one-twelfth of his annual base salary for a period of 12 months; and

•reimbursement for the costs he incurs for continuation of his health insurance coverage under COBRA for a period of 12 months.

The terms Cause, Good Reason and Incapacity are defined in the Employment Agreement. The severance benefits described above, other than the Accrued Pay, are subject to Mr. Jones executing a release in favor of the Company and complying with the restrictive covenants set forth in the Employment Agreement, including a covenant not to compete with the Company for a period of 12 months following the termination of his employment with the Company.

The description of the terms and provisions of the Employment Agreement set forth above is qualified in its entirety by reference to the actual Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There is no arrangement or understanding between Mr. Jones and any other person pursuant to which he was selected as an officer of the Company. Mr. Jones has no family relationship (within the meaning of Item 401(d) of Regulation S-K) with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. There has been no transaction since the beginning of the Company’s last fiscal year, and there is no currently proposed transaction, in excess of $120,000 in which the Company is or was a participant and in which Mr. Jones or any of his immediate family members (within the meaning of Item 404 of Regulation S-K) had or will have a direct or indirect material interest.

Item 9.01                                           Financial Statements and Exhibits.

Item No.	Exhibit
99.1	Press release issued by the Company, dated December 6, 2022.
10.1	Employment Agreement - Jones
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE’S SUNSHINE PRODUCTS, INC.

Dated: December 28, 2022	By:	/s/ Nathan G. Brower
Nathan G. Brower, Executive Vice President, General Counsel and Secretary